Exhibit 99.1

News Release

Contact:	Tito L. Lima Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

Michael Peduzzi Appointed to CNB Financial Corporation Board of Directors

CLEARFIELD, Pa., November 9, 2022 – CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, announced that Michael Peduzzi, currently the Vice President of CNB and the President and Chief Executive Officer of CNB Bank, was appointed to the Board of Directors of CNB effective January 1, 2023. Mr. Peduzzi was previously appointed to the Board of Directors of CNB Bank and will continue to serve on the Board of Directors of CNB Bank. CNB previously announced that Mr. Peduzzi will succeed Joseph B. Bower, Jr. as President and Chief Executive Officer of CNB on December 31, 2022. On November 8, 2022, Mr. Bower informed CNB of his retirement from the Boards of Directors of CNB and CNB Bank, effective December 31, 2022.

Mr. Peduzzi, who is also a licensed certified public accountant, has over 34 years’ experience serving the banking and financial services industries.

“We are pleased to welcome Mike Peduzzi as a board member,” said Peter Smith, Charmain of the Boards of Directors of both CNB and CNB Bank. “With Mike’s extensive financial and banking expertise, he will bring valuable perspective to our Boards of Directors.”

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.3 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office and 46 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; and Ridge View Bank, with loan production offices in the Southwest Virginia region. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.